INTERIM SUB-INVESTMENT ADVISORY AGREEMENT

BETWEEN ASTON ASSET MANAGEMENT, LLC

AND GW&K INVESTMENT MANAGEMENT, LLC

INTERIM SUB-INVESTMENT ADVISORY AGREEMENT (the “Agreement”) made this 1st day of February, 2016 by and between ASTON ASSET MANAGEMENT, LLC (hereinafter referred to as the “Investment Adviser”) and GW&K INVESTMENT MANAGEMENT, LLC (hereinafter referred to as the “Subadviser”), which Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

W I T N E S S E T H:

WHEREAS, the Investment Adviser has been retained by Aston Funds, a Delaware statutory trust (the “Trust”), a registered management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), to provide investment advisory services to the Trust with respect to ASTON Small Cap Fund (formerly ASTON/TAMRO Small Cap Fund), a series of the Trust (the “Fund”);

WHEREAS, the Investment Adviser wishes to enter into a contract with the Subadviser to provide research, analysis, advice and recommendations with respect to the purchase and sale of securities, and make investment commitments with respect to such portion of the Fund assets as shall be allocated to the Subadviser by the Investment Adviser from time to time (the “Allocated Assets”), subject to oversight by the Board of Trustees of the Trust (the “Board”) and the Investment Adviser.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound, the parties agree as follows:

1.        In accordance with the Investment Advisory Agreement between the Trust and the Investment Adviser (the “Investment Advisory Agreement”) with respect to the Fund, the Investment Adviser hereby appoints the Subadviser to act as subadviser with respect to the Allocated Assets for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render the services set forth herein, for the compensation provided herein.

2.        As compensation for the services enumerated herein, the Investment Adviser will pay the Subadviser a fee with respect to the Allocated Assets, which shall be calculated and payable monthly in arrears based on the average daily net assets of the Fund as set forth in Schedule A hereto.

For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus (as used herein, this term includes the related Statement of Additional Information).

If this Agreement shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, the Subadviser’s compensation for such fraction of the month shall be prorated based on the number of calendar days of such month during which the Agreement is effective.

3.        This Agreement shall become effective as of February 1, 2016 (the “Effective Date”), provided that it has been approved by the Board in accordance with the provisions of the 1940 Act and the rules thereunder and, if so required by the 1940 Act and the rules thereunder, by the shareholders of the Fund in accordance with the requirements of the 1940 Act and the rules thereunder.

4.        This Agreement shall continue in effect with respect to the Fund until the earlier of: (i) 150 days from the Effective Date or (ii) the date upon which a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund approve a sub-investment advisory agreement between the Investment Adviser and the Subadviser, on behalf of the Fund. This Agreement will terminate with respect to the Fund without the payment of any penalty upon termination of the Investment Advisory Agreement relating to the Fund by either party thereto (accompanied by simultaneous notice to the Subadviser) or upon ten days’ written notice to the Subadviser that the Board, the Investment Adviser or the shareholders by vote of a majority of the outstanding voting securities of the Fund, as provided by the 1940 Act, have terminated this Agreement. Notwithstanding the foregoing, this Agreement may be terminated upon less than ten days’ notice to the Subadviser upon a material breach of this Agreement or if the Board determine that other circumstances have, or likely will have, a material adverse effect on the Subadviser’s abilities to perform its obligations hereunder, including without limitation, notification of the departure of a portfolio manager of the Fund or other key personnel change. This Agreement may also be terminated by the Subadviser with respect to the Fund without penalty upon sixty days’ written notice to the Investment Adviser and the Trust.

This Agreement shall terminate automatically with respect to the Fund in the event of its assignment or, upon notice thereof to the Subadviser, the assignment of the Investment Advisory Agreement, unless its continuation thereafter is approved by the Board and the shareholders of the Fund if so required by the 1940 Act (in each case as the term “assignment” is defined in Section 2(a)(4) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission (“SEC”) by any rule, regulation, order or interpretive guidance).

5.        Subject to the oversight of the Board and the Investment Adviser, the Subadviser will provide an investment program for the Allocated Assets, including investment research and management with respect to securities and investments, including cash and cash equivalents, and will determine from time to time what securities and other investments will be purchased, retained or sold. The Subadviser will provide the services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as stated in the Prospectus, as provided to the Subadviser by the Investment Adviser. The Subadviser further agrees that, in all matters relating to the performance of this Agreement, it:

(a)      shall act in conformity with the Trust’s Declaration of Trust, By-Laws and currently effective registration statement under the 1940 Act and the Securities Act of 1933 (the “1933 Act”) and any amendments or supplements thereto (the “Registration Statement”) and with the written policies, procedures and guidelines of the Fund, and written instructions and directions of the Board and shall comply with the requirements of the 1940 Act and the

Investment Advisers Act of 1940 (the “Advisers Act”) and the rules thereunder, and all other applicable federal and state laws and regulations. The Trust agrees to provide Subadviser with copies of the Trust’s Declaration of Trust, By-Laws, Registration Statement, written policies, procedures and guidelines, and written instructions and directions of the Board, and any amendments or supplements to any of them at, or, if practicable, before the time such materials, instructions or directives become effective;

(b)      will maintain at all times during the term of this Agreement, in full force and effect, insurance, including without limitation errors and omissions insurance, with reputable insurance carriers, in such amounts, covering such risks and liabilities, and with such deductibles and self-insurance as are consistent with customary industry practice;

(c)      will pay expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction changes, if any) purchased for the Fund, provided that the Subadviser will not pay for or provide a credit with respect to any research provided to it in accordance with Section 5(d);

(d)      will place orders pursuant to its investment determinations for the Allocated Assets either directly with any broker or dealer, or with the issuer. In placing orders with brokers or dealers, the Subadviser will attempt to obtain the best overall price and the most favorable execution of its orders. Subject to policies established by the Board and communicated to the Subadviser, it is understood that the Subadviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of the Fund, or be in breach of any obligation owing to the Investment Adviser or the Trust or in respect of the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Subadviser determines in good faith that the commission paid was reasonable in relation to the brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 and interpretive guidance issued by the SEC thereunder) provided by such member, broker or dealer, viewed in terms of that particular transaction or the Subadviser’s overall responsibilities with respect to the accounts, including the Fund, as to which it exercises investment discretion;

(e)      will review the daily valuation of securities comprising the Allocated Assets of the Fund as obtained on a daily basis by the Fund’s administrator and furnished by it to Subadviser, and will promptly notify the Trust and the Investment Adviser if the Subadviser believes that any such valuations may not properly reflect the market value of any securities owned by the Fund, provided, however, that the Subadviser is not required by this sub-paragraph to obtain valuations of any such securities from brokers or dealers or otherwise, or to otherwise independently verify valuations of any such securities;

(f)      unless otherwise instructed, will be responsible for voting all proxies of the Allocated Assets in accordance with the proxy voting policies and guidelines of the Subadviser (the “Proxy Policy”), provided that such Proxy Policy and any amendments thereto are furnished to the Trust;

(g)      will attend regular business and investment-related meetings with the Board and the Investment Adviser if requested to do so by the Trust and/or the Investment Adviser, and at its expense, shall supply the Board, the officers of the Trust, and the Investment Adviser with all information and reports reasonably required by them and reasonably available to the Subadviser relating to the services provided by the Subadviser hereunder;

(h)      will maintain books and records with respect to the securities transactions for the Allocated Assets of the Fund and proxy voting record for the Allocated Assets of the Fund, furnish to the Investment Adviser and the Board such periodic and special reports as they may request with respect to the Fund, and provide to the Investment Adviser in advance all of the Subadviser’s reports to the Board for examination and review within a reasonable time prior to the Board’s meetings; and

(i)      will pay expenses incurred by the Trust for any matters related to any transaction or event that is deemed to result in a change of control of the Subadviser or otherwise result in the assignment of the Sub-Investment Advisory Agreement under the 1940 Act.

6.        The Investment Adviser or its affiliates may, from time to time, engage other subadvisers to advise other series of the Trust (or portions thereof) or other registered investment companies (or series or portions thereof) that may be deemed to be under common control (each a “Sub-Advised Fund”). The Subadviser agrees that it will not consult with any other subadviser engaged by the Investment Adviser or its affiliates with respect to transactions in securities or other assets concerning the Fund or another Sub-Advised Fund, except to the extent permitted by the rules under the 1940 Act that permit certain transactions with a subadviser or its affiliates.

7.        Subadviser agrees with respect to the services provided to the Fund that:

(a)      it will promptly communicate to the Investment Adviser such information relating to Fund transactions as the officers and Board may reasonably request and as communicated to the Subadviser;

(b)      it will treat confidentially and as proprietary information of the Trust all records and other information relative to the Fund and its prior, present or potential shareholders (“Confidential Information”), will comply at all times with all applicable laws and regulations relating to the confidentiality of “nonpublic personal information” including the Gramm-Leach-Bliley Act or other federal or state privacy laws and the regulations promulgated thereunder, and will not use such Confidential Information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval may not be withheld where Subadviser is advised by counsel that the Subadviser may be exposed to civil or criminal contempt or other proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust); and

(c)      during the term of this Agreement and for a period of eighteen (18) months following the termination of this Agreement, Subadviser (and its directors, officers, stockholders, employees, and agents) will not, directly or indirectly, solicit or induce any of the Fund’s shareholders to be withdrawn from investment in any series of the Trust.

8.        Each party represents and warrants to the other party that the execution, delivery and performance of this Agreement is within its powers and have been duly authorized by all necessary actions of its directors or members, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of either party for execution, delivery and performance of this Agreement, and the execution, delivery and performance by either party of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) such party’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon such party.

9.        In compliance with the requirements of Rule 31a-3 under the 1940 Act, Subadviser acknowledges that all records which it maintains for the Trust are the property of the Trust and agrees to surrender promptly to the Trust any of such records upon the Trust’s request, provided that Subadviser may retain copies thereof at its own expense. Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act relating to transactions placed by Subadviser for the Fund. Subadviser further agrees to maintain the Fund’s proxy voting record with respect to the Allocated Assets in a form mutually agreeable between the parties and which contains the information required by Form N-PX under the 1940 Act.

10.        It is expressly understood and agreed that the services to be rendered by the Subadviser to the Investment Adviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Subadviser shall be free to provide similar or different services to others so long as its ability to provide the services provided for in this Agreement shall not be materially impaired thereby. In addition, but without limiting any separate agreement between the Subadviser and the Investment Adviser to the contrary, nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Subadviser who may also be a Trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

11.        The Investment Adviser agrees that it will furnish currently to the Subadviser all information with reference to the Fund and the Trust that is reasonably necessary to permit the Subadviser to carry out its responsibilities under this Agreement, and the parties agree that they will from time to time consult and make appropriate arrangements as to specific information that is required under this paragraph and the frequency and manner with which it shall be supplied. Without limiting the generality of the foregoing, Investment Adviser will furnish to Subadviser procedures consistent with the Trust’s contract with the Fund’s custodian from time to time (the “Custodian”), and reasonably satisfactory to Subadviser, for consummation of portfolio transactions for the Fund by payment to or delivery by the Custodian of all cash and/or securities or other investments due to or from the Fund, and Subadviser shall not have possession or custody thereof or any responsibility or liability with respect to such custody. Upon giving proper instructions to the Custodian, Subadviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

12.        The Subadviser and its directors, officers, stockholders, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the

Investment Adviser or the Trust in connection with any matters to which this Agreement relates or for any other act or omission in the performance by the Subadviser of its duties under this Agreement except that nothing herein contained shall be construed to protect the Subadviser against any liability by reason of the Subadviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reckless disregard of its obligations or duties under this Agreement.

13.        Each party shall indemnify and hold harmless the other party and its respective control persons (as described in Section 15 of the 1933 Act) and their respective directors, stockholders, members and employees (collectively, “Indemnitees”) against any and all losses, claims, damages, liabilities or expenses (including reasonable legal and other expenses of investigating or defending any alleged loss, claim, damages or liabilities) to which any of the Indemnitees may become subject under the 1933 Act, the 1940 Act, or the Advisers Act, or under any other statute, at common law or otherwise, arising out of or based on (i) any willful misfeasance, bad faith, or gross negligence of the other party in the performance of, or reckless disregard of, any of its duties or obligations hereunder, or (ii) any material breach of this Agreement by the other party.

14.        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. Except to the extent governed by federal law including the 1940 Act, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.

15.        No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought. No amendment of this Agreement shall be effective with respect to the Trust until approved as required by applicable law.

16.        Any notice to be given hereunder may be given by personal notification or by facsimile transmission, to the party specified at the address stated below:

To the Investment Adviser at:

Aston Asset Management, LLC

120 North LaSalle Street, 25th Floor

Chicago, IL 60602

Attn: Legal/Compliance

Facsimile: (312) 268-1380

To the Subadviser at:

GW&K Investment Management, LLC

222 Berkeley Street, 15th Floor

Boston, MA 02116

Attn: Compliance Department

Facsimile: (617) 236-1815

To the Fund or the Trust at:

Aston Funds

120 North LaSalle Street, 25th Floor

Chicago, IL 60602

Attn: President

Facsimile: (312) 268-1380

or addressed as such party may from time to time designate by notice to other parties in accordance herewith.

17.        The Subadviser agrees that for any claim by it against the Fund in connection with this Agreement or the services rendered under this Agreement, it shall look only to assets of the Fund for satisfaction, and that it shall have no claim against the assets of any other portfolios of the Trust.

[The Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

ASTON ASSET MANAGEMENT, LLC

By:	/s/ Jeffrey T. Cerutti
Name:	Jeffrey T. Cerutti
Title:	Chief Executive Officer

GW&K INVESTMENT MANAGEMENT, LLC

By:	/s/ T.W. Roberts III
Name:	T.W. Roberts III
Title:	Co-President

SCHEDULE A

Fund	Subadvisory Fee Schedule

ASTON Small Cap Fund

An amount equal to the positive difference, if any, of (x) 50% of the advisory fee payable to the Investment Adviser with respect to the Allocated Assets of the Fund (before deduction of the fee payable to the Subadviser) minus (y) the sum of: (i) 50% of any investment advisory fees waived by the Investment Adviser pursuant to an expense limitation or reimbursement agreement with the Fund, (ii) 50% of any reimbursement of expenses by the Investment Adviser pursuant to an expense limitation or reimbursement agreement with the Fund, and (iii) the Specified Percentage (as defined below) of any payments made by the Investment Adviser to third parties that provide distribution, shareholder services or similar services on behalf of the Fund; provided that such fee shall equal 50% of the advisory fee payable to the Investment Adviser with respect to the Allocated Assets if average monthly net assets exceed $625 million. If the foregoing calculation results in a negative amount, such amount shall be payable by the Subadviser within 30 days of receipt of notice from the Investment Adviser, which notice shall include the basis for the calculation.

The Specified Percentage means the rate set forth in the table below, which percentage shall be determined monthly based on average monthly net assets of the Fund. If average monthly net assets exceed a Trigger Level, the Sub-adviser is responsible for the Specified Percentage for that level for as long as the Fund’s average monthly net assets remain in the corresponding Asset Range. If the Fund’s average monthly net assets fall below the Asset Range corresponding to a Trigger Level, then the Specified Percentage shall be the rate corresponding to the new Asset Range, and such Specified Percentage would decrease only if the applicable higher Trigger Level is reached.

Trigger Level (Average (Monthly Net Assets)	Asset Range (Average (Monthly Net Assets)	Specified Percentage
$0	Less than $500 million	50%
$525 million	$500 million to $550 million	40%
$575 million	$550 million to $600 million	25%
$625 million	$600 million and higher	None